Exhibit 10.1

MGM RESORTS INTERNATIONAL

RETIREMENT POLICY FOR SENIOR OFFICERS

ADOPTED: JANUARY 10, 2017

MGM RESORTS INTERNATIONAL

RETIREMENT POLICY FOR SENIOR OFFICERS

1. Definitions

For purposes of the Retirement Policy for Senior Officers, the following terms are defined as set forth below (unless the context clearly indicates otherwise):

Business Contacts	The names, addresses, contact information or any information pertaining to any persons, advertisers, suppliers, vendors, independent contractors, brokers, partners, employees, entities, patrons or customers (excluding Company’s Trade Secrets, which are protected from disclosure in accordance with Section 3.5 below) upon whom or which a Participant: contacted or attempted to contact in any manner, directly or indirectly, or which Company reasonably anticipated a Participant would contact within six months of a Participant’s last day of employment at Company, or with whom or which a Participant worked or attempted to work during Participant’s employment by Company.

Code	The Internal Revenue Code of 1986, as amended from time to time.

Committee	The MGM Resorts International Board of Directors’ Compensation Committee or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the MGM Resorts International Board of Directors to administer the Policy.

Company	MGM Resorts International, and all of its subsidiary and affiliated entities (collectively, the “Company Group”), together with all of their respective officers, directors, joint venturers, members, shareholders, employees, ERISA plans, attorneys and assigns.

Competitor	Any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in or proposes to engage in the development, ownership, operation or management of (i) gaming facilities; (ii) convention or meeting facilities; or (iii) one or more hotels if any such hotel is connected in any way, whether physically or by business association, to a gaming establishment and, further, where Competitor’s activities are within a 150 mile radius of any location where any of the foregoing facilities, hotels, or venues are, or are proposed to be, owned, operated, managed or developed by the Company.

Confidential Information	All Trade Secrets, Business Contacts, business practices, business procedures, business processes, financial information, contractual relationships, marketing practices and procedures, management policies and procedures, and/or any other information of Company Group or otherwise regarding Company Group’s operations and/or Trade Secrets or those of any member of Company Group and all information maintained or entered on any database, document or report set forth on Exhibit “A” or any other loyalty, hotel, casino or other customer database or system, irrespective of whether such information is used by Participant during Participant’s employment by Company.

Current Employment Agreement	The Participant’s employment agreement with the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) in effect as of the applicable date of determination, if any.

Disability	Disability shall have the definition given such term in the Participant’s Current Employment Agreement.

Early Retirement	Participant’s voluntary retirement from all employment positions with the Employer (i) after attaining the age of 55 with at least 20 years of service with the Company (as determined by the Committee), (ii) upon not less than ninety (90) days advance written notice to the Employer, and (iii) with the advance approval by the Committee (such approval to be granted or denied in the Committee’s sole discretion) that such retirement shall be considered a Retirement for purposes of this Policy.

Effective Date	January 1, 2017

Employer	As applicable, the Company, the Subsidiaries, any Parent and any affiliated companies.

Employer’s Good Cause	Employer’s Good Cause shall have the definition given such term in the Participant’s Current Employment Agreement.

Normal Retirement	Unless otherwise provided for in a Current Employment Agreement, Participant’s voluntary retirement from all employment positions with the Employer (i) after attaining the age of 60 with at least 15 years of service with the Company (as determined by the Committee), and (ii) upon not less than ninety (90) days advance written notice to the Employer.

Parent	A parent corporation as defined in Section 424(e) of the Code.

Participant	A Senior Officer who meets the eligibility requirements of Section 2.1.

Policy	This MGM Resorts International Retirement Policy for Senior Officers.

Policy Benefits	The amounts and benefits payable or required to be provided in accordance with Section 3.2 or 3.3 of this Policy, as applicable.

Restrictive Period	Restrictive Period shall have the definition given such term in the Participant’s Current Employment Agreement.

Retirement	Unless otherwise provided for in a Current Employment Agreement, Participant’s Early Retirement or Normal Retirement.

Senior Officer	Any officer of the Company that is classified as a Level 19 or above.

Subsidiary	A subsidiary corporation of the Company as defined in Section 424(f) of the Code or corporation or other entity, whether domestic or foreign, direct or indirect, in which the Company has or obtains a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Trade Secrets	Are defined in a manner consistent with the broadest interpretation of Nevada law. Trade Secrets shall include, without limitation, Confidential Information, formulas, inventions, patterns, compilations, vendor lists, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, any of which derive economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use, including but not limited to the general public.

Vesting Period	The period from the date of a Participant’s termination of employment with the Employer through the date that is the last possible vesting date of any of the Participant’s equity awards outstanding as of the Participant’s date of termination.

2. Eligibility

2.1. Participation. Each Senior Officer shall be a Participant subject to the Policy effective as of the Effective Date and each other employee that becomes a Senior Officer from time to time shall become a Participant subject to the Policy effective as of the date they become a Senior Officer.

2.2. Duration of Participation. A Participant shall cease to be a Participant subject to the Policy if (i) the Participant terminates employment with the Employer under circumstances not entitling him or her to Policy Benefits or (ii) the Committee determines that Participant shall cease to be subject to the Policy. In the event that a Participant is removed from the Policy pursuant to the preceding sentence, the Company shall, effective as of the date of such removal, amend the terms of any equity award or other agreement between the Company and such Participant, to the minimum extent necessary, to avoid the imposition of any additional taxes and/or penalties under Section 409A of the Code on such Participant as a result of such removal.

3. Policy Benefits

3.1. Right to Policy Benefits. A Participant shall be entitled to receive from the Employer the Policy Benefits as provided in Section 3.2 or 3.3, as applicable, if the Participant’s employment with the Employer is terminated as a result of Participant’s Retirement or Participant’s death or Disability. Termination of employment shall have the same meaning as “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any Policy Benefits in the event of a Participant’s termination of employment with the Employer by action of the Employer with Employer’s Good Cause. In addition, notwithstanding anything herein to the contrary, equity awards granted to a Participant within 6 months prior to the Participant’s date of termination shall not be eligible for continued or additional vesting pursuant to Section 3.3 hereof.

3.2. Death/Disability Benefits. If a Participant’s employment is terminated as a result of the Participant’s death or Disability, then, notwithstanding anything to the contrary in the Company’s 2005 Omnibus Incentive Plan, or any successor thereto under which equity awards are granted, or the applicable award agreements with respect to any such equity awards, the Participant’s outstanding equity awards shall accelerate and vest in full with respect to any time-based vesting conditions as of the date of termination, and with respect to any stock appreciation rights or stock options, the Participant may exercise such awards until the expiration of the maximum term of the award. For the avoidance of doubt, any performance criteria or performance requirements under outstanding equity awards that have not been satisfied or are not deemed to have been satisfied under the terms of such equity awards shall continue to apply in accordance with their existing terms.

3.3. Retirement Benefits. If a Participant’s employment is terminated as a result of the Participant’s Retirement, and if the Participant executes the general release of claims described in Section 3.4 within 21 days following the date of termination, then, contingent upon the expiration of any revocation period provided in such release and subject to Section 3.5, then, notwithstanding anything to the contrary in the Company’s 2005 Omnibus Incentive Plan, or any successor thereto under which equity awards are granted, or the applicable award agreements with respect to any such equity awards (unless such award agreement provides for greater benefits than this Policy upon voluntary resignation, in which case the award agreement shall control), a pro-rata portion (as determined in accordance with this Section 3.3) of the Participant’s outstanding equity awards that were granted on or after January 1, 2017, if any, shall remain outstanding and continue to vest in accordance with their existing terms, and with respect to any stock appreciation rights or stock options that were granted on or after January 1,

2017, the Participant may exercise such awards (as and when such awards become vested) until the expiration of the maximum term of the award, if earlier. For the avoidance of doubt, any portion of a Participant’s outstanding equity awards that is unvested as of the Participant’s date of termination not eligible for continued vesting pursuant to this Section 3.3 shall terminate as a result of the Participant’s termination of employment in accordance with the existing terms of such awards.

The pro-rata portion of a Participant’s outstanding equity awards eligible for continued vesting under this Section 3.3 shall be determined as follows:

(i) for awards subject to time-based vesting conditions, the pro-rata portion eligible for continued vesting under this Section 3.3 shall equal the total number of shares subject to an equity award multiplied by a fraction, the numerator of which is the number of months the Participant was employed during the vesting period for the award and the denominator of which is the total number of months in such vesting period, reduced by the number of shares that vested prior to the Participant’s termination of employment; and

(ii) for awards subject solely to performance-based vesting criteria, the pro-rata portion eligible for continued vesting under this Section 3.3 shall equal the total number of shares subject to an equity award multiplied by a fraction, the numerator of which is the number of months the Participant was employed during the performance period under the award and the denominator of which is the total number of months in such performance period.

For the avoidance of doubt, any performance criteria or performance requirements under outstanding equity awards that have not been satisfied or are not deemed to have been satisfied under the terms of such equity awards shall continue to apply in accordance with their terms.

In addition, in the event the Participant breaches or otherwise violates any of the covenants set forth in Section 3.5 at any time prior to the vesting of any portion of such Participant’s equity awards, all of the Participant’s then outstanding and, if applicable, unexercised equity awards shall immediately terminate and be forfeited as of the date the Company determines that such a violation has occurred.

3.4. General Release of Claims. Upon a Participant’s Retirement, the obligations of the Employer to provide the Policy Benefits described in Section 3.3 are contingent on the Participant’s (for him/herself, his/her heirs, legal representatives and assigns) agreement to execute a general release in the form and substance to be provided by Employer, releasing the Employer, its affiliated companies and their officers, directors, agents and employees from any claims or causes of action of any kind that the Participant might have against any one or more of them as of the date of the release, regarding his/her employment or the termination of that employment.

3.5. Participant Covenants.

By accepting any Policy Benefits, a Participant is deemed to acknowledge that, in the course of performing his or her responsibilities to the Company, the Participant will form relationships and become acquainted with Confidential Information. By accepting any Policy Benefits, a

Participant is further deemed to acknowledge that such relationships and the Confidential Information are valuable to the Company, and the restrictions on his or her future employment contained in this Section 3.5, if any, are reasonably necessary in order for the Company to remain competitive in its various businesses. In consideration of the any Policy Benefits provided under this Policy, and in recognition of the Company’s heightened need for protection from abuse of relationships formed or Confidential Information garnered during the Participant’s employment with the Company, Participant hereby agrees to the following covenants as a condition of receipt any Policy Benefits:

(a)	Non-Competition. As provided in the Current Employment Agreement, during the entire Restrictive Period, the Participant shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any “Competitor” in any capacity that is the same, substantially the same or similar to the position or capacity (irrespective of title or department) as that held at any time during Participant’s employment with the Company.

(b)	During the entire Vesting Period, if the Participate directly or indirectly becomes employed by, provides consultation or other services to, engages in, participates in or otherwise becomes connected in any way with any “Competitor”, any obligations of the Company and/or an Employer under this Policy will immediately terminate and all of such Participant’s then outstanding and, if applicable, unexercised equity awards will immediately terminate and be forfeited as of the date Participant becomes employed by or otherwise associated in any way with a Competitor.

(c)	Non-Solicitation. In addition, during the Restrictive Period under this Section 3.5:

The Participant will not call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any Business Contacts of Company Group.

The Participant will not approach, solicit, contract with or hire any current Business Contacts of Company Group or entice any Business Contact to cease his/her/its relationship with Company Group or end his/her employment with Company Group, without the prior written consent of Company, in each and every instance, such consent to be within Company’s sole and absolute discretion.

(d)

Non-Disclosure and Confidentiality. The Participant will not make known to any Competitor and/or any member, manager, officer, director, employee or agent of a Competitor, the Business Contacts of Company Group. By accepting any Policy Benefits, a Participant further covenants and agrees that at all times during Participant’s employment with the Company, and at all times thereafter, Participant shall not, without the prior written consent of the Company’s Chief Executive Officer, Chief Operating Officer or General Counsel in each and every instance—such consent to be within the Company’s sole and absolute discretion—use, disclose or make known to any person, entity or other third party outside of the Company Group any Confidential Information belonging to Company Group or its individual members. Notwithstanding the foregoing, the provisions of this paragraph shall not apply to Confidential Information: (i) that is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) in any litigation, arbitration, mediation or legislative hearing, with jurisdiction to order Participant to disclose or make accessible any information, provided, however, that Participant provides Company with ten (10) days’ advance written notice of such disclosure to enable Company to seek a protective order or other relief to protect the confidentiality of such Confidential Information; (ii) that becomes generally known to the public or within the relevant trade or industry other than due to Participant’s or any third party’s violation of this Policy or other obligation of confidentiality; or (iii) that becomes available to Participant on a non-confidential basis from a source that is legally entitled to disclose it to Participant.

Forfeiture. It is a condition to the receipt of any Policy Benefits by a Participant that in the event of any breach of such Participant’s obligations under this Section 3.5, any obligations of the Company and/or an Employer under this Policy will immediately terminate and all of such Participant’s then outstanding and, if applicable, unexercised equity awards will immediately terminate and be forfeited as of the date the Company determines that such a breach has occurred.

Nothing contained in this Policy limits or otherwise prohibits a Participant from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, this Policy does not limit a Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information (subject to the paragraph below), without notice to the Company. This Policy does not limit a Participant’s right to receive an award for information provided to any Government Agencies.

Notwithstanding anything to the contrary in this Policy or otherwise, pursuant to the Defend Trade Secrets Act of 2016, the Company hereby advises each Participant as follows:

(i) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(ii) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

By participating in this Policy, each Participant agrees to notify the Company immediately of any other persons or entities for whom he or she works or provide services within the Restrictive Period (excluding serving on boards of directors, occasional consulting services for a non-Competitor, and similar activities), and to provide such information as the Company may reasonably request regarding such work or services during the Restrictive Period within a reasonable time following such request. If a Participant fails to provide such notice or information, which failure is not cured by you within thirty (30) days after written notice thereof from the Company, the Company’s obligations under this Policy shall cease. By participating in this Policy, each Participant further agrees to promptly notify the Company, within the Restrictive Period, of any contacts made by any Competitor which concern or relate to an offer to employ the Participant or for the Participant to provide consulting or other services during the Restrictive Period.

3.6. Non-Exclusivity of Rights; Non-Duplication of Benefits. Nothing in this Policy shall prevent or limit the Participant’s continuing or future participation in any plan, program, policy or practice provided by the Employer and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as the Participant may have under any contract or agreement with the Employer; provided, however, that any payments under this Policy shall be reduced by any cash severance payments and/or insurance continuation benefits payable under any Current Employment Agreement. Amounts or benefits which the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Employer shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Policy.

4. Successor to Company

This Policy shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company or its Subsidiaries would be obligated under this Policy if no succession had taken place.

In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Policy, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s or its Subsidiaries’ obligations under this Policy, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Policy, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Policy.

5. Amendment and Termination

The Policy may be terminated or amended in any respect by resolution adopted by the Committee.

6. Miscellaneous

6.1. Employment Status. This Policy does not constitute a contract of employment or impose on the Participant, the Company or the Participant’s Employer any obligation to retain the Participant as an employee or to change the Employer’s policies regarding termination of employment. To the extent any provision of this Policy conflicts with the express provisions of a Participant’s Current Employment Agreement, the provisions of the Current Employment Agreement shall govern and be controlling.

6.2. Validity and Severability. The invalidity or unenforceability of any provision of the Policy shall not affect the validity or enforceability of any other provision of the Policy, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.3. Governing Law. The validity, interpretation, construction and performance of the Policy shall in all respects be governed by the laws of the State of Nevada, without reference to principles of conflict of law.

6.4. Section 409A of the Code. Notwithstanding anything herein to the contrary:

(a)	The Policy shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Policy shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This Policy may be amended at any time, without the consent of any Participant, to avoid the application of Section 409A of the Code in a particular circumstance or to the extent determined necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Employer shall not be under any obligation to make any such amendment. Nothing in the Policy shall provide a basis for any person to take action against the Employer based on matters covered by Section 409A of the Code, including the tax treatment of any award made under the Policy, and the Employer shall not under any circumstances have any liability to any Participant or other person for any taxes, penalties or interest due on amounts paid or payable under the Policy, including taxes, penalties or interest imposed under Section 409A of the Code.

(b)	To the extent that any payment or benefit pursuant to this Policy constitutes a “deferral of compensation” subject to Section 409A of the Code (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a separation from service (as defined under Section 409A of the Code, then, if on the date of the Participant’s separation from service, the Participant is a specified employee (as defined under Section 409A of the Code), then to the minimum extent required for the Participant not to incur additional taxes pursuant to Section 409A of the Code, no such 409A Payment shall be made to the Participant sooner than the earlier of (i) six (6) months after the Participant’s separation from service; or (ii) the date of the Participant’s death, at which time all such delayed payments shall be paid in lump sum without interest.

(c)

No 409A Payment payable under this Policy shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Policy and consistent with Section 409A. If under this Policy, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Moreover, if the Company determines in good faith that any provision of this Policy has the effect of impermissibly delaying or accelerating any payment schedule initially set forth in any applicable employment agreement or equity award, the applicable provision (or part thereof) of this Policy shall be disregarded and have no force or effect and the payment schedule shall be governed by the applicable provision of the applicable employment agreement or equity award agreement.

6.5. Claim Procedure. If a Participant makes a written request alleging a right to receive Policy Benefits under the Policy or alleging a right to receive an adjustment in benefits being paid under the Policy, the Company shall treat it as a claim for benefits. All claims for Policy Benefits under the Policy shall be sent to the General Counsel of the Company and must be received within 30 days after the Date of Termination. If the Company determines that any individual who has claimed a right to receive Policy Benefits under the Policy is not entitled to receive all or a part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefore in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the written request, unless the Company determines additional time, not exceeding 90 days, is needed and provides the Participant with notice, during the initial 90-day period, of the circumstances requiring the extension of time and the length of the extension. The notice shall make specific reference to the pertinent Policy provisions on which the denial is based, and describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Committee a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Committee shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review the pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Committee. The Committee will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Committee determines additional time, not exceeding 60 days, is needed, and so notifies the Participant during the initial 60-day period. The Committee may revise the foregoing procedures as it determines necessary to comply with changes in the applicable U.S. Department of Labor regulations.

6.6. Unfunded Status. This Policy is intended to be an unfunded plan and to qualify as a severance pay plan within the meaning of Department of Labor regulations Section 2510.3-2(b). All payments pursuant to the Policy shall be made from the general funds of the Employer and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Employer as a result of being subject to the Policy. Notwithstanding the foregoing, the Committee may authorize the creation of trusts or other arrangements to assist in accumulating funds to meet the obligations created under the Policy; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Policy.

6.7. Reliance on Adoption of Policy. Subject to Section 5, each person who shall become a Participant shall be deemed to have served and continue to serve in such capacity in reliance upon the provisions contained in this Policy.

6.8. Arbitration. Except as otherwise provided for in this Policy and in Exhibit B to this Policy (which constitutes a material provision of this Policy), any controversy, dispute or claim directly or indirectly arising out of or relating to this Policy, or the breach thereof, or arising out of or relating to the employment of the Participant, or the termination thereof, shall be resolved by binding arbitration pursuant to Exhibit B.

Exhibit A

Name of Report	Generated By
Including, but not limited to:
Arrival Report	Room Reservation/Casino Marketing
Departure Report	Room Reservation/Casino Marketing
Master Gaming Report	Casino Audit
Department Financial Statement	Finance
$5K Over High Action Play Report	Casino Marketing
$50K Over High Action Play Report	Casino Marketing
Collection Aging Report(s)	Collection Department
Accounts Receivable Aging	Finance
Marketing Reports	Marketing
Daily Player Action Report	Casino Operations
Daily Operating Report	Slot Department
Database Marketing Reports	Database Marketing
Special Event Calendar(s)	Special Events/Casino Marketing
Special Event Analysis	Special Events/Casino Marketing
Tenant Gross Sales Reports	Finance
Convention Group Tentative/Confirmed Pacing Reports	Convention Sales
Entertainment Event Settlement Reports	Finance
Event Participation Reports	Casino Marketing
Table Ratings	Various
Top Players	Various
Promotion Enrollment	Promotions
Player Win/Loss	Various

EXHIBIT B

ARBITRATION

This Exhibit B sets forth the methods for resolving disputes should any arise under the Policy, and accordingly, this Exhibit B shall be considered a part of the Policy.

1.	Except for a claim by either Participant or the Company for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the Policy or the breach hereof including without limitation any claim involving the interpretation or application of the Policy, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph. This Exhibit B covers any claim Participant might have against the Company, any officer, director, employee, or agent of the Company, or any of the Company’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them. The promises by the Company and Participant to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Policy.

2.	Claims Subject to Arbitration. This Exhibit B contemplates mandatory arbitration to the fullest extent permitted by law. Only claims that are justiciable under applicable state or federal law are covered by this Exhibit B. Such claims include any and all alleged violations of any state or federal law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employees.

3.	Non-Waiver of Substantive Rights. This Exhibit B does not waive any rights or remedies available under applicable statutes or common law. However, it does waive Participant’s right to pursue those rights and remedies in a judicial forum. By accepting benefits under the Policy, the Participant shall be deemed to have voluntarily agreed to arbitrate his or her claims covered by this Exhibit B.

4.	Time Limit to Pursue Arbitration; Initiation: To ensure timely resolution of disputes, Participant and the Company must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that the Company and Participant are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly. The parties agree that the aggrieved party must, within the time frame provided by this Exhibit B, give written notice of a claim. In the event such notice is to be provided to the Company, the Participant shall provide a copy of such notice of a claim to the Company’s Executive Vice President and General Counsel. Written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

5.	Selecting an Arbitrator: This Exhibit B mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes. The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened. The parties shall select one arbitrator from among a list of three qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

6.	Representation/Arbitration Rights and Procedures:

a.	Participant may be represented by an attorney of his/her choice at his/her own expense.

b.	The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. In all cases, this Exhibit B shall provide for the broadest level of arbitration of claims between the Company and Participant under Nevada or applicable federal law. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.	The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.	The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.	The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding. The arbitrator shall have the right to entertain a motion to dismiss and/or motion for summary judgment.

f.	The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure. The arbitrator shall have subpoena power so that either Participant or the Company may summon witnesses. The arbitrator shall use the Federal Rules of Evidence. Both parties have the right to file a post hearing brief. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.	Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada.

7.	Arbitrator’s Award: The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested. The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision is final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

a.	Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit B and to enforce an arbitration award.

b.	In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Participant which is subject to arbitration under this Exhibit B, Participant hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Participant’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit B.

8.	Fees and Expenses: The Company shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if Participant is the party initiating the claim, Participant will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Participant is (or was last) employed by the Company. Participant and the Company shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

9.	The arbitration provisions of this Exhibit B shall survive the termination of Participant’s employment with the Company. These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit B.

10.	The arbitration provisions of this Exhibit B do not alter or affect the termination provisions of the Policy.

11.	Capitalized terms not defined in this Exhibit B shall have the same definition as in the Policy to which this is Exhibit B.

12.	If any provision of this Exhibit B is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit B. All other provisions shall remain in full force and effect.

ACKNOWLEDGMENT

BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT B IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT B CONSTITUTES A MATERIAL TERM AND CONDITION OF POLICY TO WHICH IT IS EXHIBIT B, AND THEY AGREE TO ABIDE BY ITS TERMS.

The parties also specifically acknowledge that by accepting benefits under the Policy and thereby agreeing to the terms of this Exhibit B, they are waiving the right to pursue claims covered by this Exhibit B in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury. It is specifically understood that this Exhibit B does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit B voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit B.

Participant further acknowledges that Participant has been given the opportunity to discuss this Exhibit B with Participant’s private legal counsel and that Participant has availed himself/herself of that opportunity to the extent Participant wishes to do so.

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